Exhibit 99

News Release
5790 Widewaters Parkway, DeWitt, N.Y. 13214	For further information, please contact:
Scott A. Kingsley,
EVP & Chief Financial Officer
Office: (315) 445-3121

Community Bank System Reports
Record Quarterly Results

- 10% Earnings per share improvement year-over-year
- Achieved record levels of noninterest income generation
- Quarterly dividend increased for the 22nd consecutive year

                        SYRACUSE, N.Y. — July 21, 2014 — Community Bank System, Inc. (NYSE: CBU) reported second quarter 2014 net income of $23.7 million, an increase of 12.1% compared with $21.1 million earned for the second quarter of 2013.  Diluted earnings per share totaled $0.57 for the second quarter of 2014, up 9.6% from the $0.52 reported in the second quarter of 2013.  Second quarter 2014 net income, noninterest income, and earnings per share were the highest quarterly amounts ever recorded by the Company.  Earnings per share for the six months ended June 30, 2014 of $1.11 were $0.09, or 8.8% higher than the first six months of 2013.

Total revenue for the second quarter of 2014 was $90.8 million, an increase of $5.3 million, or 6.2%, over the second quarter of 2013.  Higher revenue was generated as a result of a 6.0% average increase in earning assets and continued strong noninterest income generation which more than offset a four basis point margin decline from the prior year quarter.  Continued organic growth drove a $1.4 million, or 10.7% increase in the Company’s revenue from its wealth management and employee benefit services businesses.  Revenue from deposit and other banking services, and mortgage banking increased $1.4 million year-over-year, while linked quarter revenues were higher, reflecting normal seasonal activity.  Revenue growth was supported by an increased core deposit account base resulting from solid organic growth in addition to the successful integration of eight branch locations acquired in Pennsylvania in late 2013.  The quarterly provision for loan losses of $1.9 million was $0.6 million higher than the second quarter of 2013, reflective of higher, but still historically low levels of net charge-offs and the continuation of generally stable and favorable asset quality metrics.  Total operating expenses of $55.2 million for the quarter were $0.8 million, or 1.5%, higher than the second quarter of 2013, driven by the additional operating costs associated with the branch acquisition completed in December 2013.

“For the second consecutive quarter, our team’s efforts provided record net income and noninterest income exceeding the exceptional results achieved in the first half of last year,” said President and Chief Executive Officer Mark E. Tryniski. “Along with the strong performance of our financial services businesses and revenue growth in banking noninterest income sources, we continued to benefit from our successful balance sheet restructuring initiatives and branch acquisition completed in 2013.  Our Board demonstrated their confidence in the Company’s ability to continue to perform at a high level by raising our quarterly cash dividend by more than seven percent.  Our record of 22 consecutive yearly dividend increases illustrates the strength of our diversified franchise, along with the consistency of our results regardless of the prevailing economic environment.”

Second quarter 2014 net interest income was $61.2 million, an increase of $2.7 million, or 4.7%, compared to the second quarter of 2013.  In addition to the $0.6 million benefit to interest expense from continued core deposit growth and an improved funding mix, growth in net interest income was driven by a $2.1 million decrease in borrowing interest expense resulting from last year’s balance sheet repositioning actions.  These actions contributed significantly to the lowering of the cost of borrowed funds by 245 basis points year-over-year.  Improved funding costs were partially offset by a 23-basis point decline in earning asset yields, driven by lower blended interest rates on loans and investment securities.  While average loan balances grew $222.2 million, or 5.7%, average loan yields declined 28 basis points year-over-year, resulting in a $0.3 million reduction in loan income.  Investment income increased $0.3 million as average investment securities balances (including cash equivalents) grew by $152.3 million compared to the prior year’s second quarter, while yields fell 13 basis points.

Second quarter noninterest income increased $2.6 million to $29.7 million, representing an increase of 9.5% compared to last year’s second quarter.  Income expanded across all banking and financial services categories.  Financial services revenue again reached record levels as wealth management revenues increased $0.4 million, or 9.7% over second quarter 2013, while employee benefit services revenue grew 11.2% to $10.4 million.  Strong customer expansion and market momentum from 2013 continued in the first half of 2014 and drove the improved performance.  Deposit service revenues grew $0.8 million, or 6.7%, to $13.2 million, reflecting meaningful core deposit account growth as a result of the branch acquisition and organic growth initiatives across the franchise.  Income from other banking services increased $0.6 million from the second quarter of 2013 primarily from increased insurance-related gains.  The second quarter of 2013 noninterest income included $0.3 million of net gains from securities sales and debt extinguishments, related to the previously-mentioned balance sheet restructuring activities.

Quarterly operating expenses of $55.2 million increased $0.8 million, or 1.5%, over the second quarter of 2013.  Occupancy and equipment costs grew $0.2 million, or 2.5%, primarily as a result of the December 2013 branch acquisition.  Salaries and employee benefits grew $0.1 million, or 0.4%, and included the additional personnel from the branch acquisition as well as planned merit increases.  These increases were partially offset by lower retirement plan expenses related to plan asset performance and discount rate changes.  Other expenses increased 3.3% and reflected the increased costs of operating an expanded franchise and continued investment in technology infrastructure.

The second quarter 2014 effective income tax rate of 29.9% increased compared to 29.2% in last year’s second quarter, reflecting a higher proportion of income being generated from fully taxable sources.

Financial Position

Average earning assets of $6.63 billion for the second quarter of 2014 were up $49 million from the first quarter of 2014, and were $375 million higher than the second quarter of 2013. Compared to the prior year, overall average earning asset balances included growth of $222 million in average loan balances, while average investment securities and cash balances increased by $152 million.  Average deposits increased $44 million compared to the first quarter of 2014, and were up $302 million from the second quarter of 2013, principally due to the branch acquisition.

Ending loans at June 30, 2014 increased $211.8 million, or 5.4%, year-over-year, reflecting strong organic growth in the Company’s consumer lending portfolios.  Ending loans increased $51.4 million from March 31, 2014, also driven by growth in the consumer installment products.  Ending investment securities totaled $2.53 billion at June 30, 2014, or $167.9 million higher than the prior year level.  Quarter-end borrowings of $319.4 million were consistent with the year-ago quarter-end.  Deposit balances at June 30, 2014 totaled $5.97 billion, up $301.2 million, or 5.3%, from the year earlier quarter.  Ending deposit balances declined $67.6 million from March 31, 2014, and included the expected seasonal decrease in municipal funds.

Shareholders’ equity of $955.0 million at June 30, 2014 was $105.0 million, or 12.4%, higher than the prior year quarter-end, primarily due to strong earnings generation and retention over the last four quarters.  The Company’s net tangible equity to net tangible assets ratio was 8.44% at June 30, 2014, up from 7.43% at June 30, 2013.  Its Tier 1 leverage ratio grew to 9.64% for the current quarter, up 21 basis points from the second quarter of 2013.

Asset Quality

The Company’s asset quality metrics continue to be favorable relative to comparative peer and industry averages and illustrate the long-term effectiveness of the Company’s disciplined risk management and underwriting standards.  Net charge-offs were $1.5 million for the second quarter, compared to $0.8 million for the second quarter of 2013 and $1.1 million for first quarter of 2014.  As an annualized percentage of average loans, net charge-offs measured 0.14% in the second quarter of 2014, compared to 0.08% and 0.11% in the year-ago and linked quarters, respectively.  Nonperforming loans as a percentage of total loans at June 30, 2014 were 0.58%, consistent with 0.58% at March 31, 2014, and down from 0.62% of total loans at June 30, 2013.  The total loan delinquency ratio of 1.24% at the end of the second quarter was down 26 basis points from the end of the second quarter of 2013.  The second quarter provision for loan losses of $1.9 million was $0.6 million, or 43.8% higher than the second quarter of 2013, and $0.9 million, or 90.0%, higher than the first quarter of 2014 due to loan growth and higher net charge-off levels.  The allowance for loan losses to nonperforming loans was 187% at both June 30, 2014 and March 31, 2014, compared to 178% at June 30, 2013.

Increased Cash Dividend Declared

On July 16, 2014, the Company’s Board of Directors declared a quarterly cash dividend to shareholders of $0.30 per share on its common stock.  The dividend will be paid on October 10, 2014 to shareholders of record as of September 15, 2014.  The $0.30 quarterly dividend is a $0.02 per share or 7.1% increase over the $0.28 per share declared in the prior four quarters.  This marks the Company’s 22nd consecutive year of increased dividend payouts to shareholders.  Using the closing price of $34.63 a share on the Company’s common stock as of Thursday, July 17th, the increased dividend provides a 3.47% annualized yield.

Also, as previously announced, the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to 2,000,000 shares of the Company’s common stock during a twelve-month period starting January 1, 2014.  Such repurchases may be made at the discretion of senior management depending on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable legal requirements.  The Company did not repurchase any stock in the first six months of 2014.

Investor Day Planned for October

Community Bank System, Inc. will hold an Investor Day presentation for investors and security analysts at the New York Stock Exchange on the morning of October 29, 2014.  Professional investors who wish to attend the Company’s presentation should contact Josephine Rurka (josie.rurka@communitybankna.com) or Julie Senulis (Senulis@csirfirm.com).

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) today (Monday) to discuss second quarter results.  The conference call can be accessed at 888-430-8694 (1-719-457-2628 if outside United States and Canada) using the conference ID code 5166632.  Investors may also listen live via the Internet at: http://www.videonewswire.com/event.asp?id=99875.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: http://ir.communitybanksystem.com.  An archived webcast of the earnings call will be available on this site for one full year.

Community Bank System, Inc. operates more than 190 customer facilities across Upstate New York and Northeastern Pennsylvania through its banking subsidiary, Community Bank, N.A. With assets of approximately $7.5 billion, the DeWitt, N.Y. headquartered company is among the country's 100 largest financial institutions. In addition to a full range of retail and business banking services, the Company offers comprehensive financial planning and wealth management services and operates a full service insurance agency providing personal and business insurance needs. The Company's Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration and trust services, actuarial and consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company's stock trades under the symbol CBU. For more information about Community Bank visit www.communitybankna.com or http://ir.communitybanksystem.com.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  These statements are based on the current beliefs and expectations of CBU’s management and CBU does not assume any duty to update forward-looking statements.

Summary of Financial Data
(Dollars in thousands, expect per share data)
	Quarter Ended		Year-to-Date
	June 30,	June 30,	June 30,	June 30,
Earnings	2014	2013	2014	2013
Loan income	$46,073	$46,412	$91,766	$93,530
Investment income	18,036	17,728	35,582	38,535
Total interest income	64,109	64,140	127,348	132,065
Interest expense	2,938	5,708	6,069	15,208
Net interest income	61,171	58,432	121,279	116,857
Provision for loan losses	1,900	1,321	2,900	2,714
Net interest income after provision for loan losses	59,271	57,111	118,379	114,143
Deposit service fees	13,172	12,345	25,427	23,940
Mortgage banking revenues	345	341	629	512
Other banking services	1,263	679	2,169	1,546
Wealth management services	4,438	4,045	8,912	7,743
Employee benefit services	10,448	9,397	20,883	19,167
Gain on sales of investment securities	0	16,008	0	63,799
Loss on debt extinguishments	0	(15,717)	0	(63,500)
Total noninterest income	29,666	27,098	58,020	53,207
Salaries and employee benefits	30,409	30,286	61,149	60,769
Occupancy and equipment	6,917	6,750	14,608	13,815
Amortization of intangible assets	1,101	1,140	2,242	2,319
Acquisition expenses	0	0	123	5
Other	16,738	16,200	32,964	32,020
Total operating expenses	55,165	54,376	111,086	108,928
Income before income taxes	33,772	29,833	65,313	58,422
Income taxes	10,095	8,711	19,463	17,059
Net income	$23,677	$21,122	$45,850	$41,363
Basic earnings per share	$0.58	$0.53	$1.13	$1.03
Diluted earnings per share	$0.57	$0.52	$1.11	$1.02

Summary of Financial Data
(Dollars in thousands, except per share data)
	2014		2013
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Earnings
Loan income	$46,073	$45,693	$47,061	$47,606	$46,412
Investment income	18,036	17,546	18,901	18,526	17,728
Total interest income	64,109	63,239	65,962	66,132	64,140
Interest expense	2,938	3,131	5,326	5,531	5,708
Net interest income	61,171	60,108	60,636	60,601	58,432
Provision for loan losses	1,900	1,000	3,185	2,093	1,321
Net interest income after provision for loan losses	59,271	59,108	57,451	58,508	57,111
Deposit service fees	13,172	12,255	12,714	12,703	12,345
Mortgage banking revenues	345	284	562	599	341
Other banking services	1,263	906	954	1,072	679
Wealth management services	4,438	4,474	3,984	3,823	4,045
Employee benefit services	10,448	10,435	10,032	9,397	9,397
Gain on sales of investment securities	0	0	16,969	0	16,008
Loss on debt extinguishments	0	0	(23,836)	0	(15,717)
Total noninterest income	29,666	28,354	21,379	27,594	27,098
Salaries and employee benefits	30,409	30,740	30,412	30,448	30,286
Occupancy and equipment	6,917	7,691	6,782	6,448	6,750
Amortization of intangible assets	1,101	1,141	1,061	1,089	1,140
Acquisition expenses	0	123	2,105	71	0
Other	16,738	16,226	16,923	16,988	16,200
Total operating expenses	55,165	55,921	57,283	55,044	54,376
Income before income taxes	33,772	31,541	21,547	31,058	29,833
Income taxes	10,095	9,368	6,070	9,069	8,711
Net income	23,677	22,173	15,477	21,989	21,122
Basic earnings per share	$0.58	$0.55	$0.38	$0.55	$0.53
Diluted earnings per share	$0.57	$0.54	$0.38	$0.54	$0.52
Profitability
Return on assets	1.28%	1.23%	0.84%	1.22%	1.21%
Return on equity	10.13%	9.92%	7.04%	10.26%	9.70%
Return on tangible equity(3)	16.34%	16.37%	11.78%	17.57%	16.38%
Noninterest income/operating income (FTE) (1)	31.3%	30.7%	30.5%	30.0%	30.2%
Efficiency ratio (2)	57.0%	59.2%	58.5%	58.6%	59.9%
Components of Net Interest Margin (FTE)
Loan yield	4.51%	4.55%	4.61%	4.76%	4.79%
Cash equivalents yield	0.23%	0.25%	0.22%	0.22%	0.26%
Investment yield	3.48%	3.46%	3.54%	3.52%	3.83%
Earning asset yield	4.12%	4.13%	4.20%	4.28%	4.35%
Interest-bearing deposit rate	0.17%	0.19%	0.21%	0.22%	0.24%
Borrowing rate	0.91%	0.90%	1.86%	2.02%	3.36%
Cost of all interest-bearing funds	0.23%	0.25%	0.41%	0.43%	0.46%
Cost of funds (includes DDA)	0.19%	0.20%	0.33%	0.35%	0.38%
Net interest margin (FTE)	3.94%	3.94%	3.88%	3.94%	3.98%
Fully tax-equivalent adjustment	$3,972	$3,834	$3,666	$3,728	$3,644

Summary of Financial Data
(Dollars in thousands, except per share data)
	2014		2013
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Average Balances
Loans	$4,121,976	$4,099,827	$4,069,204	$3,985,755	$3,899,744
Cash equivalents	9,535	9,782	11,085	8,644	148,188
Taxable investment securities	1,839,488	1,833,296	1,861,206	1,833,355	1,565,756
Nontaxable investment securities	659,662	638,975	639,199	644,728	642,424
Total interest-earning assets	6,630,661	6,581,880	6,580,694	6,472,482	6,256,112
Total assets	7,407,151	7,333,082	7,278,167	7,154,796	7,003,823
Interest-bearing deposits	4,754,636	4,736,746	4,546,591	4,511,199	4,581,206
Borrowings	385,150	402,549	634,472	589,065	358,627
Total interest-bearing liabilities	5,139,786	5,139,295	5,181,063	5,100,264	4,939,833
Noninterest-bearing deposits	1,224,515	1,197,922	1,149,873	1,138,039	1,095,774
Shareholders' equity	937,532	906,787	872,567	850,238	873,108
Balance Sheet Data
Cash and cash equivalents	$161,903	$153,417	$149,647	$174,205	$148,573
Investment securities	2,534,419	2,506,221	2,218,725	2,518,574	2,366,512
Loans:
Business lending	1,247,129	1,246,070	1,260,364	1,214,796	1,225,671
Consumer mortgage	1,580,584	1,579,322	1,582,058	1,570,607	1,527,341
Consumer indirect	797,297	755,849	740,002	713,310	663,924
Home equity	339,345	340,760	346,520	348,246	347,335
Consumer direct	183,448	174,357	180,139	178,496	171,727
Total loans	4,147,803	4,096,358	4,109,083	4,025,455	3,935,998
Allowance for loan losses	44,615	44,197	44,319	44,083	43,473
Intangible assets, net	389,018	390,119	390,499	383,735	384,815
Other assets	272,815	295,310	272,229	244,131	228,291
Total assets	7,461,343	7,397,228	7,095,864	7,302,017	7,020,716
Deposits:
Noninterest-bearing	1,257,223	1,225,977	1,203,346	1,158,013	1,120,683
Non-maturity interest-bearing	3,872,262	3,928,230	3,766,145	3,630,684	3,608,829
Time	841,810	884,681	926,553	898,636	940,618
Total deposits	5,971,295	6,038,888	5,896,044	5,687,333	5,670,130
Borrowings	319,408	217,110	141,913	567,116	322,319
Subordinated debt held by unconsolidated subsidiary trusts	102,109	102,103	102,097	102,091	102,085
Accrued interest and other liabilities	113,516	120,991	79,998	79,798	76,151
Total liabilities	6,506,328	6,479,092	6,220,052	6,436,338	6,170,685
Shareholders' equity	955,015	918,136	875,812	865,679	850,031
Total liabilities and shareholders' equity	7,461,343	7,397,228	7,095,864	7,302,017	7,020,716
Capital
Tier 1 leverage ratio	9.64%	9.48%	9.29%	9.39%	9.43%
Tangible equity/net tangible assets (3)	8.44%	7.97%	7.68%	7.38%	7.43%
Diluted weighted average common shares O/S	41,269	41,152	41,061	40,850	40,558
Period end common shares outstanding	40,688	40,658	40,431	40,296	40,099
Cash dividends declared per common share	$0.28	$0.28	$0.28	$0.28	$0.27
Book value	$23.47	$22.58	$21.66	$21.48	$21.20
Tangible book value(3)	$14.74	$13.79	$12.80	$12.73	$12.35
Common stock price (end of period)	$36.20	$39.02	$39.68	$34.12	$30.85

Summary of Financial Data
(Dollars in thousands, except per share data)
	2014		2013
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Asset Quality
Nonaccrual loans	$21,991	$21,669	$19,473	$21,713	$22,997
Accruing loans 90+ days delinquent	1,929	1,977	2,555	2,650	1,439
Total nonperforming loans	23,920	23,646	22,028	24,363	24,436
Other real estate owned (OREO)	4,281	4,914	5,060	5,218	5,066
Total nonperforming assets	28,201	28,560	27,088	29,581	29,502
Net charge-offs	1,482	1,122	2,949	1,483	761
Allowance for loan losses/loans outstanding	1.08%	1.08%	1.08%	1.10%	1.10%
Nonperforming loans/loans outstanding	0.58%	0.58%	0.54%	0.61%	0.62%
Allowance for loan losses/nonperforming loans	187%	187%	201%	181%	178%
Net charge-offs/average loans	0.14%	0.11%	0.29%	0.14%	0.08%
Delinquent loans/ending loans	1.24%	1.25%	1.49%	1.48%	1.50%
Loan loss provision/net charge-offs	128%	89%	108%	147%	173%
Nonperforming assets/total assets	0.38%	0.39%	0.38%	0.41%	0.42%
Asset Quality (excluding loans acquired since 1/1/09)
Nonaccrual loans	18,147	$17,755	$16,065	$17,365	$18,272
Accruing loans 90+ days delinquent	1,813	1,826	2,418	2,471	1,349
Total nonperforming loans	19,960	19,581	18,483	19,836	19,621
Other real estate owned (OREO)	2,303	2,645	2,832	2,767	2,963
Total nonperforming assets	22,263	22,226	21,315	22,603	22,584
Net charge-offs	1,204	1,086	1,956	1,583	604
Allowance for loan losses/loans outstanding	1.15%	1.15%	1.15%	1.16%	1.19%
Nonperforming loans/loans outstanding	0.52%	0.52%	0.49%	0.54%	0.55%
Allowance for loan losses/nonperforming loans	221%	222%	234%	215%	215%
Net charge-offs/average loans	0.13%	0.12%	0.21%	0.17%	0.07%
Delinquent loans/ending loans	1.19%	1.17%	1.44%	1.45%	1.44%
Loan loss provision/net charge-offs	155%	121%	130%	126%	210%
Nonperforming assets/total assets	0.31%	0.31%	0.32%	0.33%	0.34%

(1) Excludes gains and losses on sales of investment securities and debt prepayments.
(2) Excludes intangible amortization, acquisition expenses, litigation settlement charge, gains and losses on sales of investment securities and losses on debt extinguishments.
(3) Includes deferred tax liabilities (of approximately $33.8 million at 6/30/14) generated from tax deductible goodwill.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.